Exhibit 99.1

EMERGE INTERACTIVE, INC. REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

SEBASTIAN, Florida, June 19, 2006 – eMerge Interactive, Inc. (Nasdaq: EMRGD) (the “Company”) today announced it has received notification from The Nasdaq Stock Market (“Nasdaq”) that the Company has regained compliance with Nasdaq’s minimum bid price requirement for continued listing on The Nasdaq Capital Market.

As previously announced, Nasdaq made a determination to de-list the Company’s securities from The Nasdaq Capital Market for failure to comply with the $1 minimum bid price requirement. The Company appealed the delisting determination, and a hearing to consider the appeal was scheduled for June 22, 2006. On May 31, 2006, the Company effected a one-for-fifteen reverse stock split in an effort to regain compliance with the bid price requirement. During the ten-day trading period ending June 14, 2006, the Company’s stock closed at a bid price above $1 on each trading day. On June 16, 2006, Nasdaq notified the Company that the Company had regained compliance with the bid price requirement and the hearing was canceled.

As a result of the reverse stock split, the Company’s common stock is trading on a split-adjusted basis under the trading symbol “EMRGD” for a period of 20 trading days. Commencing June 29, 2006, the Company’s common stock will resume trading under the symbol “EMRG.”

While the Company currently meets all applicable requirements for continued listing on The Nasdaq Capital Market, there can be no assurance that the Company will be able to maintain long-term compliance with all such requirements.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company focusing on the agricultural and meat processing industries. The Company’s products include CattleLog™, a USDA-approved Process Verified Program providing individual-animal data collection and reporting that enables livestock tracking, verification and branding; the VerifEYE™ Carcass Inspection System, a real-time, optical inspection system that scans beef carcasses in packing plants; and the Solo handheld inspection unit, a portable instrument, incorporating the VerifEYE imaging technology. For more information about eMerge Interactive, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com.

For additional information regarding this press release please contact Susan Mermer, eMerge Interactive’s Chief Financial Officer, at (772) 581-9736.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of the Company’s products and services, its ability to grow revenue and margins, its ability to implement its expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in the Company’s other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.